Columbia Laboratories and Watson Announce Publication of Positive
Phase III PROCHIEVE® Vaginal Progesterone Gel Study Results

- Data Demonstrate a Significantly Lower Rate of Preterm
Birth before 33 Weeks Gestation among Women with a Shortened Cervix treated with PROCHIEVE vs. Placebo -

LIVINGSTON and MORRISTOWN, NJ- April 6, 2011 - Columbia Laboratories, Inc. (Nasdaq: CBRX), and Watson Pharmaceuticals, Inc. (NYSE: WPI), today announced the publication of Phase III PROCHIEVE® (progesterone gel) data in today's online version of Ultrasound in Obstetrics & Gynecology, the leading peer-reviewed journal of the International Society of Ultrasound in Obstetrics & Gynecology.

The published results indicate that administration of vaginal progesterone from the midtrimester of pregnancy until term in women with a premature cervical shortening as confirmed by transvaginal ultrasound significantly reduced the rate of preterm birth before 33 weeks gestation (p=0.020). Use of PROCHIEVE was associated with a 45% reduction in the incidence of preterm birth before 33 weeks gestation. Further, improvement in infant outcome was noted with PROCHIEVE. Data published in the study also demonstrated that self-administered PROCHIEVE progesterone gel was associated with a significant reduction in the risk of preterm birth before 28 and before 35 weeks of gestation. Adverse events were comparable between women who received PROCHIEVE and those who received placebo. The publication will be available online at 10:00 a.m. EDT at http://onlinelibrary.wiley.com/journal/10.1002/(ISSN)1469-0705/accepted.

To view the multimedia assets associated with this release, please click: http://multivu.prnewswire.com/mnr/watson/49338/.

“The prevention of preterm birth is a major healthcare priority, and there are currently limited interventions available,” said Roberto Romero, MD, Chief of the Perinatology Research Branch of NICHD/NIH and the Principal Investigator of the study. “Our data are the first to demonstrate that an intervention can dramatically reduce the rate of early preterm birth (<33 weeks of gestation) and improve neonatal outcome. This was accomplished with vaginal progesterone without any evidence of a safety signal.”
“Sonographic short cervix is a powerful predictor of preterm delivery. Our data indicate that universal transvaginal screening of women in the midtrimester to identify patients at risk can be coupled with vaginal progesterone to reduce the frequency of preterm birth and improve neonatal outcome. The availability of such clinical option would represent a significant advance in the prevention of early preterm birth and its associated complications,” concluded Dr. Sonia Hassan, Associate Professor at Wayne State University, Attending Physician at the Detroit Medical Center, and lead author of the report.
“We'd like to thank the Eunice Kennedy Shriver National Institute of Child Health and Human Development of the National Institutes of Health and the investigators for their incredible collaboration and support throughout the study, development of the manuscript, and publication process, as well as the many patients who participated in this important trial,” said Frank C. Condella, Jr., Columbia's President and Chief Executive Officer. “The next key objective for Columbia is to submit an NDA for PROCHIEVE to the U.S. Food and Drug Administration (FDA). We remain on track to meet this goal in the second quarter of 2011.”

“As demonstrated by the positive results published today, we are convinced that the combination of cervical screening, together with PROCHIEVE therapy, if approved by the FDA, may result in significant clinical benefits and improved infant outcomes, and subsequent savings to the healthcare system,” said Fred Wilkinson, Watson's Executive Vice President, Global Brands. “It is very gratifying to see the PROCHIEVE results published in an authoritative peer reviewed journal confirming the clinical validity and the robust nature of the study. Now, with this important data broadly available for review by the scientific and medical community, we can work to educate health care providers on the benefits of cervical screening and ensure it becomes a standardized component of the prenatal care regimen, ensuring that pregnant women at potential risk are identified. We are committed to working with Columbia to submit the NDA to FDA, and to work closely to achieve a thorough review of the data which we believe will ultimately support approval of this potential therapy.”

Trial Design and Results
The PREGNANT (PROCHIEVE Extending GestatioN A New Therapy) study was designed to evaluate the efficacy and safety of PROCHIEVE® (progesterone gel) to reduce the risk of preterm birth in women with a short cervical length as measured by transvaginal ultrasound between 19 and <24 weeks of gestation. This double-blind, placebo-controlled study enrolled 465 healthy pregnant women between the ages of 15 and 45 at 44 sites in 10 countries. Nearly half the subjects were based in the U.S. Subjects were randomly assigned to receive either PROCHIEVE or placebo vaginal gel once daily from 20-24 weeks gestation until 37 weeks gestation, preterm rupture of membranes or delivery, whichever occurred first. Women self-administered the progesterone gel study drug or gel placebo once daily in the morning.

The primary endpoint was a reduction in the rate of preterm birth before 33 weeks gestation. This endpoint was chosen because the highest frequency of neonatal morbidity occurs with preterm neonates delivered prior to this gestational age. The incidence of preterm births was also evaluated before 28, 35 and 37 weeks gestation. Analysis was by intention to treat, including all women randomized, and excluding patients lost to follow-up.

Results showed that women treated with PROCHIEVE had a significantly lower risk of preterm birth before 33 weeks gestation compared to those who were treated with placebo (p=0.020). A reduction in the risk of preterm birth was observed in both women with and without a prior history of preterm birth. PROCHIEVE was also associated with a significant reduction in the risk of preterm birth before 28 and 35 weeks gestation (p=0.036 and 0.016, respectively).

Neonatal Infant Safety
Neonatal safety outcomes were also evaluated for PROCHIEVE as compared to placebo. Incidences of neonatal morbidity, respiratory distress syndrome, bronchopulmonary dysplasia, grade III or IV intraventricular hemorrhage, periventricular leukomalacia, proven sepsis, necrotizing enterocolitis and perinatal mortality (fetal death or neonatal death) were measured. Four composite outcome scores were also used to assess prenatal mortality and neonatal morbidity. Data showed strong trends favoring PROCHIEVE.

PROCHIEVE was well tolerated in the trial. Adverse events were comparable between women who received PROCHIEVE and those who received placebo. The most frequently reported adverse events related to study treatment occurred in 2% of women and included vaginal pruritus, vaginal discharge, vaginal candidiasis and nausea. Furthermore, no fetal or neonatal safety signal was detected for women treated with PROCHIEVE.

This study was conducted in collaboration with the Perinatology Research Branch (PRB) of the Division of Intramural Research of the Eunice Kennedy Shriver National Institute of Child Health and Human Development (NICHD) of the National Institutes of Health (NIH).
About Preterm Birth
Occurring in one in eight live births, preterm birth is a leading cause of perinatal morbidity and mortality worldwide and its prevention is an important healthcare priority. The economic impact of preterm birth is significant, costing more than $26 billion annually, with the average preterm infant costing approximately $52,000.

The newborn complications associated with preterm birth are significant and, in addition to infant mortality, include low birth weight, and respiratory problems.

In a large prospective study, cervical length was found to be a powerful predictor of preterm birth and stronger than a history of a previous preterm birth. Universal cervical length screening and treatment of women with a short cervix may be cost effective compared to routine care.

About Ultrasound in Obstetrics & Gynecology
Recognized as the leading peer-reviewed journal on imaging within the field of obstetrics and gynecology, Ultrasound in Obstetrics and Gynecology (UOG), also known as the White Journal, is the International Society of Ultrasound in Obstetrics & Gynecology's (ISUOG) official publication. Established in 1991, ISUOG has more than 4,000 members in 100 countries promoting education in ultrasound and related imaging in obstetrics and gynecology.

About the Perinatology Research Branch of the National Institutes of Health
The Perinatology Research Branch of the NICHD was created by an act of Congress to address the health problems of pregnant women and their unborn children. The mission of the PRB of the National Institutes of Health, as a part of the Intramural Division of the Eunice Kennedy Shriver National Institute of Child Health and Human Development, is to conduct clinical and laboratory research in maternal, fetal and neonatal diseases responsible for perinatal morbidity and mortality. The PRB emphasizes a multi-disciplinary approach to improve the etiologic understanding, diagnosis, treatment and prevention of disorders related to infant mortality.

About Watson Pharmaceuticals
Watson Pharmaceuticals, Inc. is a leading integrated global pharmaceutical company. The Company is engaged in the development and distribution of generic pharmaceuticals and specialized branded pharmaceutical products focused on Urology and Women's Health. Watson has operations in many of the world's established and growing international markets.
For press release and other company information, visit Watson Pharmaceuticals' Web site at http://www.watson.com.

About Columbia Laboratories
Columbia Laboratories, Inc. is developing products that utilize its novel bioadhesive drug delivery technologies to optimize drug delivery in a controlled, sustained manner. The Company's strategy is to fund new development projects through proof of concept, then partner for later-stage clinical development and commercialization. CRINONE® 8% (progesterone gel) is marketed by Watson Pharmaceuticals in the United States and by Merck Serono in foreign countries for progesterone supplementation or replacement as part of Assisted Reproductive Technology (ART) for treatment for infertile women with progesterone deficiency.
Columbia's press releases and other company information are available online at http://www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are indicated by the words “may,” “will,” “plans,” “ intends, ” “believes,” “expects,” “anticipates,” “potential,” “could,” “would,” “should,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: timely submission of an NDA for PROCHIEVE in the new preterm birth indication; acceptance of this NDA for filing by the United States Food and Drug Administration (“FDA”); the outcome of further statistical analyses of the clinical data generated during the PREGNANT Study by the FDA; success in obtaining timely approval of PROCHIEVE in the new preterm birth indication by the FDA; the impact of competitive products and pricing; the timing and level of success of a future product launch; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to manufacturing facilities, products and/or businesses; changes in the laws and regulations, including Medicaid; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; the ability to obtain and enforce patents and other intellectual property rights; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia's and Watson's reports filed with the SEC, including, but not limited to, their respective Annual Reports on Form 10-K for the year ended December 31, 2010. Neither Columbia nor Watson undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law.

PROCHIEVE® and CRINONE® are registered trademarks of Watson Pharmaceuticals, Inc.

Contacts

For Columbia Laboratories, Inc.	For Watson Pharmaceuticals, Inc.
Investors	Investors
Lawrence A. Gyenes	Patty Eisenhaur
SVP, Chief Financial Officer & Treasurer	VP, Investor Relations and Corp. Comm.
Columbia Laboratories, Inc.	(973) 355-8141
(973) 486-8860
or	Media
Seth Lewis	Charlie Mayr
VP, The Trout Group LLC	SVP, Corporate Affairs
(646) 378-2952	(973) 355-8483

Media
Amy Raskopf
President, Raskopf Communications, LLC
(917) 673-5775
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Editors Note:
A press conference sponsored by the Detroit Medical Center (DMC) and Wayne State University will be held at the Harper University Hospital on Wednesday, April 6, 2011, at 10 a.m. The press conference will be available at http://www.dmc.org/prbstudy.

For photos, video, b-roll and biographies of Dr. Romero and Dr. Hassan, please visit http://www.dmc.org/prb.